                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.


FORM 5

[ ] Check this box if no longer subject to Section
    16. Form 4 or Form 5 obligations may
    continue.  See Instruction 1(b).

[ ] Form 3 Holdings Reported

[ ] Form 4 Holdings Reported

1. Name and Address of Reporting Person

Hoff,           Dennis          C.
------------------------------------------
(Last)        (First)           (Middle)

  5811 CANAL ROAD - SUITE 180
------------------------------------------
                       (Street)

VALLEY VIEW, OHIO   44125
------------------------------------------
(City)        (State)      (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    D.I.Y. HOME WAREHOUSE, INC.
           NASDAQ NMS - DIYH

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

              12/96

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer (Check all applicable)

                    X  Director           10% Owner
                   ---                 ---


                    X  Officer (give       Other
                   --- title below)    --- (specify below)

VICE PRESIDENT - GENERAL MERCHANDISING MANAGER

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
OWNED

1.  Title of Security (Instr. 3)

        Common Stock

2.  Transaction Date (Month/Day/Year)

3.  Transaction Code (Instr. 8)

4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

    Amount             (A) or (D)                Price

5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 & 4)

                        50,100

6.  Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

                        D

7.  Nature of Indirect Beneficial Ownership (Instr. 4)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.  Title of Derivative Security (Instr. 3)

        Option(1)

2.  Conversion or Exercise Price of Derivative Security

                        $4.69

3.  Transaction Date (Month/Day/Year)

                        3/6/96

4.  Transaction Code (Instr. 8)

                        A

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
                       (A)             (D)

                        20,000

6.  Date Exercisable and Expiration Date (Month/Day/Year)

      Date Exercisable(1)             Expiration Date

        1/1/97                          9/6/01

7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

       Title                       Amount or Number of Shares

        Common                          20,000

8.  Price of Derivative Security (Instr. 5)


                        -0-


9.  Number of Derivative Securities Beneficially Owned at End of Year (Inst.
    4)
                        107,500

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr.
    4)
                        D


11. Nature of Indirect Beneficial Ownership (Instr. 4)

Explanation of Responses:

(1)The right to exercise these options and acquire the Common Stock vests 20% on each January 1 of 1997, 1998, 1999, 2000 and 2001.



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Dennis C. Hoff                                  February 11, 1997
-------------------------------------            -----------------------
Signature of Reporting Person                    Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.